CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated September 15, 2015 relating to the consolidated balance sheets of Virtuix Holdings, Inc. and Subsidiaries as of March 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended March 31, 2015 and the period from April 15, 2013 (inception) to March 31, 2014, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC
Denver, CO

December 12, 2015

Artesian CPA, LLC

1624 Market Street, Suite 202
Denver, CO
303.823.3220
ArtesianCPA.com